Exhibit 5.1

Linkage Global Inc	D +1 345 815 1866
c/o Ogier Global (Cayman) Limited	E natalie.bell@ogier.com
89 Nexus Way, Camana Bay, Grand
Cayman KY1-9009, Cayman Islands	Reference: 504894.00001/BKR

14 August 2025

Linkage Global Inc (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the registration for re-sale of up to 80,161,943 Class A ordinary shares of par value US$0.0025 each issuable by the Company upon exercise of the Note pursuant to the terms of the Securities Purchase Agreement (the Shares).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Linkage Global Inc

14 August 2025

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association to issue the Shares, to execute and deliver the Documents and to perform its obligations, and exercise its rights, under such document.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Shares; and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Issuance of Shares

(d)	When:

(i)	the provisions of the Share Purchase Agreement have been satisfied;

(ii)	the conversion of the Notes has occurred in accordance with the terms of the Share Purchase Agreement and the Note;

Linkage Global Inc

14 August 2025

(iii)	payment of the consideration specified in the Note (being not less than the par value of the Shares) has been made; and

(iv)	valid entry has been made in the register of members of the Company reflecting such issuance of the Shares to be issued in accordance with the terms of the Share Purchase Agreement and the Note, in each case in accordance with the Memorandum and Articles, such number of Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Memorandum and Articles of Association or the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement or Securities Purchase Agreement (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier
Ogier (Cayman) LLP

Linkage Global Inc

14 August 2025

Schedule 1

Part A - Corporate and other documents examined and searches conducted

1	The certificate of incorporation of the Company dated 24 March 2022 issued by the Registrar (Certificate of Incorporation).

2	The amended and restated memorandum of association of the Company adopted by special resolution passed on 10 March 2025 and made effective on 7 April 2025 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by special resolution passed on 27 January 2025 (the Articles of Association).

4	A Certificate of Good Standing dated 11 August 2025 issued by the Registrar in respect of the Company (the Good Standing Certificate).

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 16 July 2025 (the Resolutions).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on [●] August 2025 (the Register of Writs).

Part B - The Documents

1	The Registration Statement.

2	Securities purchase agreement dated 17 July 2025 between the Company and JAK Opportunities XXII LLC (Buyer) pursuant to which the Company agreed to sell, and Buyer agreed to purchase, Notes (as defined below) in the aggregate principal amount of up to $30,000,000 (the Securities Purchase Agreement).

3	A senior unsecured convertible note dated 17 July 2025 issued by the Company (the Note) in the principal amount of $3,500,000, which note shall be convertible into Class A ordinary shares of par value of $0.0025 each of the Company and any share into which such Class A ordinary shares shall have been changed or any share capital resulting from a reclassification thereof (the Shares).

Linkage Global Inc

14 August 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director's Certificate is accurate and complete as at the date of this opinion.

5	Where any document has been provided to us in draft or undated form, that document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

7	Each of the parties to the Securities Purchase Agreement and the Note other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	The Securities Purchase Agreement and the Note have been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it (other than the Company) in accordance with all applicable laws.

9	In authorising the execution and delivery of the Documents by the Company, the issue and allotment of the Shares, and the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	The Securities Purchase Agreement and the Note have been duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

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14 August 2025

Enforceability

11	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Securities Purchase Agreement or the Note nor the exercise by any party to the Securities Purchase Agreement or the Note of its rights or the performance of its obligations under them contravene those laws or public policies.

Share Issuance

12	The terms and provisions of the Securities Purchase Agreement and the Note have been satisfied and payment of the consideration specified therein (being not less than the par value of the Shares) has been, or will be made, prior to the issue of Shares.

13	Valid entry has been or will be made in the register of members of the Company reflecting the issuance of the Shares, in each case in accordance with the Memorandum and Articles of Association and the Companies Act (Revised) of the Cayman Islands (the Companies Act).

14	The Company will have authorised share capital to effect the issue of the Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any securities.

Register of Writs

15	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Linkage Global Inc

14 August 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.